Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Stock Dividend Fund, Inc.

We have examined management's assertion about Stock
Dividend Fund, Inc.'s compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the
"Act") as of September 30, 2012 included in the accompanying
 Management Statement Regarding
Compliance with Certain Provisions of the Investment
Company Act of 1940.  Management is
responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered
necessary in the circumstance. Included among our procedures were the following tests performed as of September 30, 2012 and with respect to agreement of security purchases and sales, for the period from June 1, 2012 to September 30, 2012.

*	Confirmation of all securities held by Charles Schwab
 & Co. in book entry form;

*	Reconciliation of all such securities to the books
and records of the Fund and Charles Schwab &
Co.;

*	Agreement of all security purchases and all security
sales from June 1, 2012 to September 30,
2012 from the books and records of the Fund to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that Stock Dividend Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of
September 30, 2012 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects. This report is intended solely for the information and use of management of Stock Dividend Fund, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.

PMB HELIN DONOVAN, LLP



Dallas, Texas
October 19, 2012